UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2013

INLAND LAND APPRECIATION FUND II, L.P.

(Exact name of registrant as specified in its charter)

Delaware	0-19220	36-3664407
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2901 Butterfield Road Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (630) 218-8000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 31, 2013, Brenda G. Gujral resigned as Principal Executive Officer of Inland Land Appreciation Fund II, L.P. (the “Partnership”) to devote more time to Inland Private Capital Corporation and her other obligations with various companies who are part of The Inland Real Estate Group of Companies, Inc.

On December 31, 2013, the general partner of the Partnership (the “General Partner”) appointed Guadalupe Griffin as the Principal Executive Officer of the Partnership, effective January 1, 2014. Ms. Griffin, age 49, joined the General Partner in 1994. Ms. Griffin has served as senior vice president of the General Partner since March 2012, director of asset management since 2008 and assistant vice president of Inland Midwest Investment Corporation since September 2003. In such positions, Ms. Griffin is responsible for investor communications, the asset management and day-to-day operations of the public and private partnerships, and limited liability companies, which include the development of operating and disposition strategies for the partnerships, and limited liability companies. Ms. Griffin has also served as vice president of Inland Opportunity Business Manager & Advisor, Inc. since April 2009. Ms. Griffin holds an Illinois Real Estate Brokers License.

There is no arrangement or understanding between Ms. Griffin and any other person pursuant to which Ms. Griffin was appointed as an officer. There are currently no transactions in which Ms. Griffin has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND LAND APPRECIATION FUND II, L.P.

Date: January 3, 2014	By:	Inland Real Estate Investment Corporation,
	Its:	General Partner

	By:	/s/ Donna Urbain
	Its:	Principal Financial Officer with respect to Inland Land Appreciation Fund II, L.P.